Exhibit 3.1

ARTICLES OF AMENDMENT

of

THE ARTICLES OF INCORPORATION

of

 B+H OCEAN CARRIERS LTD.

We, the undersigned, being the duly appointed, qualified and acting Vice President and Secretary of B+H Ocean Carriers Ltd. (the “Corporation”), a corporation organized and existing under the Laws of the Republic of Liberia on the 28th day of April, 1988, with registration number C-51934, hereby CERTIFY THAT:

1.           The name of the corporation is B+H Ocean Carriers Ltd.

2.           The Articles of Incorporation were filed with the Minister of Foreign Affairs as of the 28th day of April, 1988.

3.           Previous Amendments to the Articles of Incorporation were filed as of the 25th day of July, 1988, the 28th day of June, 1996 and the 17th day of May, 1999.

4.           The following amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation and duly approved by holders of a majority of all outstanding shares entitled to vote thereon at the duly held and constituted Annual General Meeting of the Shareholders of the Corporation held on November 22, 2011, in accordance with the provisions of the Laws of the Republic of Liberia, and remain in full force and effect.

5. Article Fifth (1) of the Articles of Incorporation presently reads as follows:

“(1) Authorized Amount.  The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000, of which 30,000,000 shares shall be shares of Common Stock, par value $.01 per share, to be issued as registered shares (hereinafter referred to as “Common Stock”) and of which 20,000,000 shares shall be shares of Series Preferred Stock, par value $.01 per share, to be issued as registered shares (“Series Preferred Stock”).  The Common Stock shall be voting stock.

6. Article Fifth (1) of the Articles of Incorporation is hereby amended by changing Article Fifth (1) thereof so that, as amended, said Article Fifth (1) shall read as follows:

“(1) Authorized Amount.  The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000, of which 30,000,000 shares shall be shares of Common Stock, par value $.01 per share, to be issued as registered shares (hereinafter referred to as “Common Stock”) and of which 20,000,000 shares shall be shares of Series Preferred Stock, par value $.01 per share, to be issued as registered shares (“Series Preferred Stock”).  The Common Stock shall be voting stock.

Without regard to any other provision of these Articles of Incorporation, all issued and outstanding shares of the Corporation’s Common stock, par value $.01 per share (the “Pre-Reverse Split Common Stock”) shall be and hereby are automatically combined and reclassified (the “Reverse

Stock Split”), such that each one hundred and one (101) shares of Pre-Reverse Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, par value $.01 per share (the “New Common Stock”).  Each holder of record of fewer than one hundred and one (101) shares of Pre-Reverse Split Common Stock immediately before the  Reverse Stock Split will receive cash in the amount of $4.00 for each share of Pre-Reverse Split Common Stock held immediately before the effective time of the Reverse Stock Split and will no longer be a stockholder of the Corporation upon the effective time of the Reverse Stock Split.  Each holder of one hundred and one (101) or more shares of Pre-Reverse Split Common Stock immediately before the effective time of the Reverse Stock Split (“Continuing Holders”) will receive one share of New Common Stock for each one hundred and one (101) shares of Pre-Reverse Split Common Stock held before the effective time of the Reverse Stock Split. Fractional shares of New Common Stock may be issued to the Continuing Holders in connection with the foregoing reclassification of shares of Pre-Reverse Split Common Stock.

Each stock certificate that, immediately prior to the effective time, represented shares of Pre-Reverse Split Common Stock shall, from and after the effective time, automatically and without the necessity of presenting the same for exchange, represent that number of whole and fractional shares of New Common Stock into which the shares of Pre-Reverse Split Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole and fractional shares of New Common Stock into which the shares of Pre-Reverse Split Common Stock represented by such certificate shall have been reclassified.  No changes are being made to the number of authorized shares.”

IN WITNESS WHEREOF, the undersigned have executed the Articles of Amendment of this the 24th day of November, 2011.

Signature:  /s/ Trevor J. Williams                       Signature: /s/ Deborah L. Davis

Title:            Vice President                                                      Title:   Secretary